CERTIFICATE OF FORMATION

OF

CCB OHIO, LLC

    1.        The name of the limited liability company is CCB Ohio, LLC.

    2.        The address of its registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CCB Ohio, LLC this 14th day of August, 2003.

CCB KENTUCKY, LLC

By: /s/ Deanna C. Ranck Deanna C. Ranck Authorized Person